EXHIBIT 23.2

ALBERT WONG & CO.
CERTIFIED PUBLIC ACCOUNTANTS
7th Floor, Nan Dao Commercial Building
359-361 Queen’s Road Central
Hong Kong
Tel : 2851 7954
Fax: 2545 4086

ALBERT WONG
B.Soc., Sc., LL.B., P.C.LL., Barrister-at-law, C.P.A.(Practising).

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Shengkai Innovations, Inc.

We hereby consent to the use in this Registration Statement on Form S-1 of our reports dated August 31, 2009 and September 23, 2008, relating to the financial statements of Shengkai Innovations, Inc. for the fiscal years ended June 30, 2009 and 2008 and the related statements of operations, stockholders’ equity and cash flows for each of the two years then ended, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Albert Wong & Co.

ALBERT WONG & CO.
Certified Public Accountants

Hong Kong
September 4, 2009